Exhibit 5.1

First Commonwealth Financial Corporation
Executive Offices Old Courthouse Square 22 North Sixth Street Indiana, Pennsylvania 15701-0400 724.349.7220 Phone 724.464.1112 Fax www.fcbanking.com

August 10, 2010

Board of Directors

First Commonwealth Financial

    Corporation

22 North 6th Street

Indiana, Pennsylvania 15701

Ladies and Gentlemen:

I am Senior Vice President and corporate legal counsel of First Commonwealth Financial Corporation, a Pennsylvania corporation (the “Company”), and my opinion has been requested as to certain matters in connection with the offer and sale of up to 18,543,750 shares (the “Shares”) of common stock, par value $1.00 per share, of the Company (“Common Stock”) pursuant to the terms of the Underwriting Agreement dated August 4, 2010 between the Company and Macquarie Capital (USA), Inc. and Stifel, Nicolaus & Company, Incorporated, as representatives for the underwriters (the “Underwriting Agreement”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the following: (i) the Company’s Registration Statement on Form S-3 (Registration No. 333-165848) as filed with the United States Securities and Exchange Commission (the “Commission”) on April 1, 2010 (the “Registration Statement”); (ii) the Company’s prospectus supplement dated as of August 4, 2010 to the base prospectus dated as of April 1, 2010 (together, the “Prospectus”); (iii) the Articles of Incorporation, as amended, of the Company, as currently in effect; (iv) the Bylaws, as amended, of the Company, as currently in effect; and (v) certain resolutions adopted by the Board of Directors of the Company with respect to the Underwriting Agreement and the issuance of shares of Common Stock contemplated thereby. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

Board of Directors

First Commonwealth Financial

    Corporation

August 10, 2010

Based on the foregoing, I am of the opinion that the Shares have been duly authorized, and, when sold pursuant to the terms of the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the law of the Commonwealth of Pennsylvania. I express no opinion as to the effect of the law of any other jurisdiction.

I hereby consent to being referenced by name under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed with the Commission and thereby incorporated by reference into the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Matthew C. Tomb
Matthew C. Tomb, Esq.
Senior Vice President